Exhibit 3.1

SECOND AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
INTERNET CAPITAL GROUP, INC.

          Internet Capital Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

          FIRST: This Certificate of Amendment amends the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

          SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:31 PM, on May 7, 2004.

          THIRD: Section 4 of the Certificate of Incorporation of the Company is hereby amended by adding Section 4(B)(d) as follows:

“Upon the filing and effectiveness of this Certificate of Amendment of the Certificate of Incorporation (this “Amendment”), each one (1) share of Common Stock, par value $.001 per share, of the Company issued and outstanding immediately prior to such filing and effectiveness, shall be reclassified, changed and combined into one-twentieth (1/20) of a share of Common Stock, par value $.001 per share, of the Company. Each holder of record of a certificate representing shares of Common Stock, par value $.001 per share, as of the close of business on the effective date of the filing and the effectiveness of this Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock, par value $.001, for every twenty shares of Common Stock, par value $.001 per share, represented by the certificate or certificates of such holder; provided, however, that no fractional shares of Common Stock, par value $.001 per share, shall be issued and, in lieu of issuing such fractional shares, the Company shall pay the holder cash equal to such holder’s pro rata share of the total net proceeds of the sale, by the Company’s transfer agent, of the aggregate of all fractional shares as soon as practicable after the effective date at the then prevailing prices on the open market.”

          IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Walter W. Buckley III, its Chairman, Chief Executive Officer and President this 7th day of May 2004.

INTERNET CAPITAL GROUP, INC.

By:	/s/ Walter W. Buckley III

Walter W. Buckley III
Chairman, Chief Executive Officer and President